Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Petco Animal Supplies, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-17903, 333-39295, 333-51661 and 333-45889) on Form S-3, (Nos. 33-82302,
33-95352,  333-04442,  333-26301, and 333-48311) on Form S-8 and (No. 333-14699)
on Post-Effective Amendment No. 1 on Form S-8 to Form S-4 of Petco Animal Supplies, Inc. of our report dated March 7, 2000, relating to the consolidated balance sheets of Petco Animal Supplies, Inc. and subsidiaries as of January 30, 1999 and January 29, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended January 29, 2000, which report appears in the January 29, 2000, annual report on Form 10-K of Petco Animal Supplies, Inc.

                                    KPMG LLP

San Diego, California
April 12, 2000